LOAN AGREEMENT

                              AMONG

                COUSINS PROPERTIES INCORPORATED,
                WACHOVIA BANK OF GEORGIA, N.A.,
                  NATIONSBANK OF GEORGIA, N.A.

                               AND

                  NATIONSBANK OF GEORGIA, N.A.
              As Administrative Agent for the Banks


ARTICLE 1 - Definitions. . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2 - Loans and Letters of Credit. . . . . . . . . . . . 12

     Section 2.1Extension of Credit. . . . . . . . . . . . . . 12
     Section 2.2Manner of Borrowing and Disbursement . . . . . 13
     Section 2.3Interest . . . . . . . . . . . . . . . . . . . 14
     Section 2.4Fees and Commissions.. . . . . . . . . . . . . 15
     Section 2.5Repayment. . . . . . . . . . . . . . . . . . . 15
     Section 2.6Notes; Loan Accounts . . . . . . . . . . . . . 16
     Section 2.7Manner of Payment. . . . . . . . . . . . . . . 16
     Section 2.8Application of Payments. . . . . . . . . . . . 17
     Section 2.9Letters of Credit. . . . . . . . . . . . . . . 18

ARTICLE 3 - Conditions Precedent . . . . . . . . . . . . . . . 22

     Section 3.1Conditions Precedent to Initial Advance. . . . 22
     Section 3.2Conditions Precedent to Each Advance . . . . . 23
     Section 3.3Conditions Precedent to Issuance of
                Letters of Credit. . . . . . . . . . . . . . . 24

ARTICLE 4 - Representations and Warranties . . . . . . . . . . 25

     Section 4.1Representations and Warranties . . . . . . . . 25

ARTICLE 5 - General Covenants. . . . . . . . . . . . . . . . . 31

     Section 5.1Preservation of Existence and Similar Matters. 31
     Section 5.2Compliance with Applicable Law . . . . . . . . 31
     Section 5.3Maintenance of Properties. . . . . . . . . . . 31
     Section 5.4Accounting Methods and Financial Records . . . 31
     Section 5.5Insurance. . . . . . . . . . . . . . . . . . . 32
     Section 5.6Payment of Taxes and Claims. . . . . . . . . . 32
     Section 5.7Visits and Inspections . . . . . . . . . . . . 32
     Section 5.8Payment of Indebtedness. . . . . . . . . . . . 33
     Section 5.9Use of Proceeds. . . . . . . . . . . . . . . . 33
     Section 5.10ERISA . . . . . . . . . . . . . . . . . . . . 33
     Section 5.11Further Assurances. . . . . . . . . . . . . . 33
     Section 5.12Broker's Claims . . . . . . . . . . . . . . . 33

ARTICLE 6 - Information Covenants. . . . . . . . . . . . . . . 34

     Section 6.1Quarterly Financial Statements and Information 34
     Section 6.2Annual Financial Statements and Information;
                Certificate of No Default. . . . . . . . . . . 34
     Section 6.3Performance Certificates . . . . . . . . . . . 34
     Section 6.4Copies of Other Reports. . . . . . . . . . . . 35
     Section 6.5Notice of Litigation and Other Matters . . . . 35

ARTICLE 7 - Negative Covenants . . . . . . . . . . . . . . . . 36

     Section 7.1Indebtedness of the Borrower . . . . . . . . . 36
     Section 7.2Investments. . . . . . . . . . . . . . . . . . 37
     Section 7.3Limitation on Liens. . . . . . . . . . . . . . 37
     Section 7.4Amendment and Waiver . . . . . . . . . . . . . 38
     Section 7.5Liquidation; Disposition or Acquisition of
                Assets . . . . . . . . . . . . . . . . . . . . 38
     Section 7.6Limitation on Guaranties . . . . . . . . . . . 38
     Section 7.7Restricted Payments and Purchases. . . . . . . 39
     Section 7.8Total Debt to Total Assets Ratio . . . . . . . 39
     Section 7.9Leverage Ratio . . . . . . . . . . . . . . . . 39
     Section 7.10Minimum Stockholders' Investment. . . . . . . 39
     Section 7.11Net Income. . . . . . . . . . . . . . . . . . 39
     Section 7.12Interest Coverage Ratio . . . . . . . . . . . 39
     Section 7.13Affiliate Transactions. . . . . . . . . . . . 39
     Section 7.14ERISA Liabilities . . . . . . . . . . . . . . 40

ARTICLE 8 - Default. . . . . . . . . . . . . . . . . . . . . . 40

     Section 8.1Events of Default. . . . . . . . . . . . . . . 40
     Section 8.2Remedies . . . . . . . . . . . . . . . . . . . 43

ARTICLE 9 - The Administrative Agent . . . . . . . . . . . . . 44

     Section 9.1Appointment and Authorization. . . . . . . . . 44
     Section 9.2Delegation of Duties . . . . . . . . . . . . . 44
     Section 9.3Interest Holders . . . . . . . . . . . . . . . 44
     Section 9.4Consultation with Counsel. . . . . . . . . . . 44
     Section 9.5Documents. . . . . . . . . . . . . . . . . . . 44
     Section 9.6Administrative Agent and Affiliates. . . . . . 45
     Section 9.7Responsibility of the Administrative Agent . . 45
     Section 9.8Action by Administrative Agent . . . . . . . . 45
     Section 9.9Notice of Default or Event of Default. . . . . 45
     Section 9.10Responsibility Disclaimed . . . . . . . . . . 46
     Section 9.11Indemnification . . . . . . . . . . . . . . . 46
     Section 9.12Credit Decision . . . . . . . . . . . . . . . 46
     Section 9.13Successor Administrative Agent. . . . . . . . 47

ARTICLE 10 - Miscellaneous . . . . . . . . . . . . . . . . . . 47

     Section 10.1Notices . . . . . . . . . . . . . . . . . . . 47
     Section 10.2Expenses. . . . . . . . . . . . . . . . . . . 49
     Section 10.3Waivers . . . . . . . . . . . . . . . . . . . 50
     Section 10.4Set-Off . . . . . . . . . . . . . . . . . . . 50
     Section 10.5Assignment. . . . . . . . . . . . . . . . . . 51
     Section 10.6Counterparts. . . . . . . . . . . . . . . . . 52
     Section 10.7Governing Law . . . . . . . . . . . . . . . . 52
     Section 10.8Severability. . . . . . . . . . . . . . . . . 52
     Section 10.9Headings. . . . . . . . . . . . . . . . . . . 52
     Section 10.10Interest . . . . . . . . . . . . . . . . . . 52
     Section 10.11Entire Agreement . . . . . . . . . . . . . . 53
     Section 10.12Amendment and Waiver . . . . . . . . . . . . 53
     Section 10.13Other Relationships. . . . . . . . . . . . . 53
     Section 10.14Confidentiality. . . . . . . . . . . . . . . 53

ARTICLE 11 - ARBITRATION . . . . . . . . . . . . . . . . . . . 53

                            Exhibits


Exhibit A- Form of Assignment of General Partner Interests Exhibit B- Form of Assignment of Limited Partner Interests Exhibit C- Form of Note
Exhibit D-  Form of Request for Advance
Exhibit E- Form of Request for Issuance of Letter of Credit Exhibit F- Form of Consolidated Entity Guaranty Agreement Exhibit G- Form of Borrower's Loan Certificate
Exhibit H-  Form of Opinion of Borrower's Counsel




                            Schedules


Schedule 1-    Real Property owned by CSC
Schedule 2-    Letters of Credit on Agreement Date
Schedule 3-    Liens of Record
Schedule 4-    List of Unconsolidated Entities
Schedule 5-    List of Consolidated Entity Guarantors
Schedule 6-    List of Consolidated Entities

                         LOAN AGREEMENT


                COUSINS PROPERTIES INCORPORATED,
   WACHOVIA BANK OF GEORGIA, N.A., NATIONSBANK OF GEORGIA, N.A
                               and
                  NATIONSBANK OF GEORGIA, N.A.,
             as administrative agent for the Banks,
       agree as follows as of the 20th day of July, 1994:



                    ARTICLE 1 - Definitions.

For the purposes of this Agreement:

     "Administrative Agent" shall mean NationsBank of Georgia, N.A. (or any successor Administrative Agent appointed in accordance with this Agreement), acting as Administrative Agent for the Banks and the Issuing Bank.

     "Administrative Agent's Office" shall mean the office of the Administrative Agent located at the address set forth in Section 10.1 hereof, or such other office as may be designated pursuant to the provisions of
Section 10.1 hereof.

     "Advance" or "Advances" shall mean amounts advanced by the Banks to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing.

     "Affiliate" shall mean any Person (other than a Person whose sole relationship with the Borrower is as an employee) directly or indirectly controlling, controlled by, or under common control with the Borrower. For purposes of this definition, "control" when used with respect to any Person means the direct or indirect beneficial ownership of more than twenty percent (20%) of the voting securities or voting equity or partnership interests, or the power to direct or cause the direction of the management and policies whether by control or otherwise.

     "Agreement" shall mean this Loan Agreement.

     "Agreement Date" shall mean the date as of which this Agreement is dated.

     "Applicable Law" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a part which it is bound.

     "Assignment of Partnership Interests" shall mean, collectively, (a) that certain Assignment of General Partner Interests of even date herewith between the Borrower and the Administrative Agent (for itself and on behalf of the Banks), substantially in the form of Exhibit A attached hereto, and (b) that certain Assignment of Limited Partner Interests of even date herewith between the Borrower and the Administrative Agent (for itself behalf of the Banks), substantially in the form of Exhibit B attached hereto.

     "Authorized Signatory" shall mean, with respect to any Person, such senior personnel of such Person as may be duly authorized and designated in writing by the Person to execute documents, agreements, and instruments on behalf of the Person.

     "Available Commitment" shall mean, as of any particular time, (a) (i) for the period from the Agreement Date through September 30, 1994, $60,000,000;
(ii) for the period from October 1, 1994 through December 31, 1994, $75,000,000; and (iii) for the period from January 1, 1995 through the Maturity Date, $100,000,000, minus (b) the sum of (i) the Loan then outstanding and (ii) the aggregate amount of all Letter of Credit
Obligation outstanding.

     "Available Letter of Credit Commitment" shall mean, at any time, the lesser of (a) $7,500,000 and (b) (i) the Commitment less (ii) all Loans and Letter of Credit Obligations then outstanding.

     "Banks" shall mean those banks whose names are set forth on the signature pages hereof under the heading "Banks" and any assignees of the Banks which hereafter become parties hereto pursuant to and in accordance with Section 10.5 hereof; and "Bank" shall mean any one of the foregoing Banks.

     "Borrower" shall mean Cousins Properties Incorporated, a Georgia corporation.

     "Business Day" shall mean a day on which banks are not authorized or required to be closed and foreign exchange markets are open for the trans-action of business required for this Agreement in Atlanta, Georgia.

     "Capital Expenditures" shall mean expenditures for the purchase or improvement of assets of long-term use which are capitalized in accordance with GAAP.

     "Capitalized Lease Obligation" shall mean that portion of any obligation of a specified Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean the Borrower's general and limited partnership interests in CSC.

     "Commercial Letter of Credit" shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower or its Consolidated Entities by the Issuing Bank in accordance with the terms hereof.

     "Commitment" shall mean the several obligations of the Banks to advance funds or extend Letters of Credit in the aggregate sum of up to $100,000,000 to the Borrower pursuant to the terms hereof, as such obligations may be reduced from time to time pursuant to the terms hereof and subject to the Available Commitment and the Available Letter of Credit Commitment.

     "Commitment Ratios" shall mean the percentages as of the date of determination in which the Banks are severally bound to satisfy the Commitment to make Advances to the Borrower pursuant to the terms hereof, which as of the Agreement Date are as set forth below:

                                Percentage
                              (Rounded to the      Dollar
            Bank              nearest 1/10%)     Commitment
            ----              ---------------    ----------
    NationsBank of Georgia, N.A.    50%          $50,000,000

    Wachovia Bank of Georgia, N.A.  50%          $50,000,000

            TOTAL:                 100%          $100,000,000

    "Consolidated Entity" shall mean any entity whose accounts are consolidated with those of the Borrower in accordance with GAAP, and shall include, without limitation, CREC.

     "Consolidated Entity Guaranty Agreement" shall mean any Consolidated Entity Guaranty Agreement issued by any of the Borrower's Consolidated Entities to the Banks, the Issuing Bank and the Administrative Agent on behalf of the Banks and in substantially the form of Exhibit F attached hereto.

     "Consolidated Funds From Operations" shall mean, as of any date, "Consolidated Funds from Operations" on such date calculated in a manner consistent with the method used in the Borrower's annual report for 1993.

     "CREC" shall mean Cousins Real Estate Corporation, a Georgia corporation.

     "CSC" shall mean CSC Associates, L.P., a Georgia limited partnership.

     "CSC Property" shall mean that certain real property owned by CSC and more particularly described on Schedule 1 attached hereto.

     "Default" shall mean any Event of Default, and any other event specified in Section 8.1 hereof which with any passage of time or giving of notice
(or both) would constitute such event an Event of Default.

     "Default Rate" shall mean a simple per annum interest rate equal to the sum of (a) the Prime Rate plus (b) two percent (2%).

     "Environmental Laws" shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Materials, as now or may at any time hereafter be in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

     "ERISA Affiliate" shall mean (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code
Section 414(b)) as is the Borrower, (b) any other trade or business
(whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Borrower, (c) any other corporation, partnership or other organization which is a member of an affiliated service group (within the meaning of Code Section 414(m)) with the Borrower, or (d) any other entity required to be aggregated with the Borrower pursuant to regulations under Section 414(o).

     "Event of Default" shall mean any of the events specified in Section
8.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

     "Existing Letters of Credit" shall mean those Letters of Credit outstanding on the Agreement Date as more particularly described on Schedule 2 attached hereto.

     "Federal Funds Effective Rate" shall mean, as of any date, the "Federal Funds Effective Rate" for each relevant month as published in the Federal Reserve Statistical Release H.15 (519), as published by the Board of Governors of the Federal Reserve System, or any successor publication published by the Board of Governors of the Federal Reserve System. If at any given time, the Federal Funds Effective Rate no longer is published, then the Administrative Agent shall notify the Borrower thereof and establish a reference rate which shall thereafter be deemed to be the Federal Funds Effective purposes hereof. The rate of interest on the Notes shall be automatically adjusted as of the first day of each month in which the Federal Funds Effective Rate changes.

     "GAAP" shall mean, as in effect from time to time, generally accepted accounting principles consistently applied.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranty" or "Guaranteed," as applied to an obligation (each a "primary obligation"), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or perform of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the "primary obligor"), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, funds (1) for the purchase or payment of such primary obligation or (2) to capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

     "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

     "Indebtedness" shall mean, with respect to any specified Person, (a) all items, except items of (i) shareholders' and partners' equity, (ii) capital stock, (iii) surplus, (iv) general contingency or deferred tax reserves, (v) minority interests in Consolidated Entities, (vi) liabilities for deposits and (vii) deferred income, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included, all Capitalized Lease Obligations of such Person, and (d) all reimbursement obligations with respect to outstanding letters of credit.

     "Indebtedness for Money Borrowed" shall mean, with respect to any specified Person, all money borrowed by such Person and Indebtedness represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, all Indebtedness of such Person upon which interest charges are customarily paid, and all Indebtedness of such Person issued or assumed as full or partial payment for property orservices, whether or not any such notes, drafts, obligations, or Indebtedness represent Indebtedness for money borrowed. For purposes of this definition, interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness for Money Borrowed.

     "Interest Capitalized" shall mean, in respect of any period, "Interest Capitalized" by the Borrower and its Consolidated Entities in such period calculated in a manner consistent with the method used in the Borrower's annual report for 1993 and in accordance with GAAP.

     "Interest Expense" shall mean, in respect of any period, an amount equal to the sum of (a) the interest payable during such period with respect to Indebtedness for Money Borrowed of the Borrower and its Consolidated Entities, and (b) the interest component of Capitalized Lease Obligations of the Borrower and its Consolidated Entities.

     "Issuing Bank" shall mean NationsBank of Georgia, N.A. (or any successor Issuing Bank appointed in accordance with the provisions of this Agreement), as issuer of the Letters of Credit.

     "Letter of Credit Obligations" shall mean, at any time, the sum of
(a) an amount equal to the aggregate undrawn and unexpired amount
(including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings on any Letters of Credit. For purposes of determining the Available Commitment and the Available Letter of Credit Commitment, Letters of Credit denominated in foreign currencies shall be, on any relevant date, converted to United States dollars using the prevailing exchange rate for such currency on such date.

     "Letter of Credit Reserve Account" shall mean any account maintained by the Administrative Agent for the benefit of the Issuing Bank, the proceeds of which shall be applied as provided in Section 8.2(e) hereof.

     "Letters of Credit" shall mean Standby Letters of Credit, Commercial Letters of Credit or Letters of Credit issued to replace Existing Letters of Credit issued by the Issuing Bank on behalf of the Borrower or its Affiliates from time to time in accordance with the terms hereof.

     "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in the nature of any of the foregoing in respect of such property, whether or not choate, vested, or perfected.

     "Loan Documents" shall mean this Agreement, the Notes, the Assignment of Partnership Interests, each Consolidated Entity Guaranty, and all other documents and agreements executed or delivered in connection with or contemplated by this Agreement.

     "Loans" shall mean, collectively, amounts advanced by the Banks to the Borrower under the Commitment, not to exceed the Commitment, and evidenced by the Notes.

     "Majority Banks" shall mean, at any time, (a) if there are no Loans or Letters of Credit outstanding, Banks the total of whose Commitment Ratios exceeds fifty percent (50%), or (b) if there are Loans or Letters of Credit outstanding, Banks the total of whose Loans and Letters of Credit Obligations outstanding exceeds fifty percent (50%) of the total principal amount of the Loans and Letter of Credit Obligations outstanding hereunder.

     "Materially Adverse Effect" shall mean any materially adverse effect upon the (a) business, assets, financial condition, results of operations or business prospects of the Borrower, its Consolidated Entities and the Unconsolidated Entities taken as a whole, or (b) ability of the Borrower, its Consolidated Entities and the Unconsolidated Entities taken as a whole to perform their Obligations under this Agreement or any other Loan Document.

     "Maturity Date" shall mean September 30, 1996, or such earlier date as payment of the Loans and the Letter of Credit Obligations shall be due (whether by acceleration or otherwise).

     "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

     "Necessary Authorizations" shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof necessary for the conduct of the businesses and the ownership
(or lease) of the properties and assets of the Borrower or its Consolidated Entities.

     "Net Income" shall mean, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period and as determined in accordance with GAAP.

     "Notes" shall mean those certain promissory notes in the aggregate principal amount of up to $100,000,000; one such note issued to each of the Banks by the Borrower in the principal amount of $50,000,000, each one in substantially the form of Exhibit C attached hereto, any other promissory notes issued pursuant to this Agreement in respect of the Commitment, and any extensions, renewals or amendments to any of the foregoing.

     "Obligations" shall mean (a) all payment and performance obligations of the Borrower and all other obligors to the Banks, the Issuing Bank and the Administrative Agent under this Agreement and the other Loan Documents, as they may be amended from time to time, or as a result of making the Loans, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Banks, the Issuing Bank and the Administrative Agent, or any of them, may suffer by reason of a breach by either Borrower or any other obligor of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

     "Overnight Federal Funds Rate" shall mean the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York.

     "Permitted Liens" shall mean, as applied to any specified Person:

          (a) Any Lien in favor of the Administrative Agent, the Issuing Bank or the Banks given to secure the Obligations;

          (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims the non-payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person's books, but only so long as no foreclosure, distraint, sale, or similar proceedings have been commenced with respect thereto and which remain unstayed for a period of thirty (30) days after their commencement;

          (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance;

          (e) Restrictions on the transfer of assets imposed by any agreement, or by any federal, state or local statute, regulation or ordinance applicable to such Person;

          (f) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

          (g) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests (together with any renewal or other refinancing thereof), on any property or assets hereinafter acquired by such Person (hereafter referred to individually as a "Purchase Money Security Interest"); provided; however, that:

            (i) the transaction in which any Purchase Money Security Interest is proposed to be created is not otherwise prohibited by this Agreement;

           (ii) any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of such Person;

          (iii) the Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the cost of the property or asset acquired; and

           (iv) the aggregate amount of all recourse Indebtedness secured by Purchase Money Security Interests outstanding at any time shall not exceed $10,000,000 in the aggregate, excluding the amount thereof under subparagraph (h) below;

          (h)  Liens of record on the Agreement Date as set forth on
Schedule 3 attached hereto;

          (i) Liens on the Haywood Mall property owned by Haywood Mall Associates pursuant to a non-recourse financing agreement with a term in excess of five (5) years from the Agreement Date and a principal amount not in excess of $50,000,000 at any time;

          (j) Liens securing Indebtedness permitted under Section 7.1 hereof;

          (k) Deposits to secure the performance of obligations with respect to utilities, leases, surety and appeal bonds, and other obligations of like nature incurred in the ordinary course of business;

          (l) Banker's Liens arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom a banker-customer relationship has been established;

          (m) Liens on any asset of any entity existing at the time such entity is merged or consolidated with or into such Person and not created in contemplation of such event;

          (n) Liens existing on any asset prior to the acquisition thereof by such Person and not created in contemplation of such acquisition; and

          (o) Liens securing any Indebtedness owed by any Consolidated Entity or Unconsolidated Entity to the Borrower.

     "Person" shall mean an individual, corporation, partnership, limited liability company, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" shall mean an employee benefit plan within the meaning of
Section 3(3) of ERISA maintained by or contributed to by the Borrower or any ERISA Affiliate.

     "Prime Rate" shall mean, at any time, the fluctuating and floating rate per annum equal to the rate of interest announced by the Administrative Agent as its reference rate for the determination of interest rates for loans of varying maturities in U.S. Dollars to United States residents of varying degrees of creditworthiness and being quoted by the Administrative Agent as its "prime rate." The Prime Rate in effect as of the close of business of each day shall be the applicable Prime Rate for that day and each succeeding non-Business Day, in determining the applicable Prime Rate. If the Administrative Agent shall cease announcing a Prime Rate, the Administrative Agent shall designate in writing to the Borrower a comparable reference rate for purposes of this Agreement. The Prime Rate is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent.

     "Property" shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Borrower, its Consolidated Entities or the Unconsolidated Entities (including, without limitation, any surface water thereon or adjacent thereto and soil and groundwater thereunder).

     "REIT" shall mean a Real Estate Investment Trust (or REIT) as such term is defined in the Code.

     "Reportable Event" shall have the meaning set forth in Section 4043(b) of ERISA.

     "Request for Advance" shall mean any certificate signed by an Authorized Signatory of the Borrower requesting an Advance hereunder which will increase the aggregate amount of the Loans outstanding, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit D attached hereto. Each Request for Advance shall, among other things, (a) specify the date of the Advance, which shall be a Business Day,
(b) specify the amount of the Advance, (c) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or an Event of Default, and (d) state that all conditions precedent to the making of the Advance have been satisfied.

     "Request for Issuance of Letter of Credit" shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit E attached hereto, and shall, among other things, (a) specify that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit, (c) the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (d) the date on which the Letter of Credit is to expire (which shall be a Business Day),
(e) the Person for whose benefit such Letter of Credit is to be issued,
(f) other relevant terms of such Letter of Credit, (g) be accompanied by a completed letter of credit application in form and substance satisfactory to the Issuing Bank, and (h) state that there shall not exist, on the date of issuance of the requested Letter of Credit and after giving effect thereto, a Default or an Event of Default.

     "Restricted Payment" shall mean any direct or indirect distribution, dividend, or other payment to any Person on account of any partnership interest in, or stock of, such Person.

     "Restricted Purchase" shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any stock of the Borrower.

     "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property (tangible or intangible) of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured will not be greater than the fair salable value of the assets of such Person at such time, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person is not engaged in a business ora transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which such Person is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at suchtime, represents the amount that might reasonably be expected to become an actual or matured liability.

     "Standby Letter of Credit" shall mean a letter of credit issued to support obligations of the Borrower or its Affiliates and which is not a Commercial Letter of Credit.

     "Stockholders' Investment" shall mean as of any date, the aggregate amount of shareholder's equity (paid in capital, surplus and retained earnings less the cost of any treasury stock) calculated in a manner consistent with the Borrower's annual report for 1993 and in accordance with GAAP.

     "Total Assets" shall mean, as of any date, (a) all assets of the Borrower and its Consolidated Entities, plus (b) the product of (i) the assets of each Unconsolidated Entity times (ii) the percentage of the Borrower's direct and indirect ownership interest in such Unconsolidated Entity.

     "Total Debt" shall mean with respect to the Borrower, its Consolidated Entities and the Unconsolidated Entities, as of any date, without duplication
(a) all outstanding Indebtedness for Money Borrowed, (b) all Capitalized Lease Obligations, and (c) all obligations Guaranteed by such Persons.
In calculating the Total Debt of each Unconsolidated Entity, the amount of the items described in (a), (b) and (c) above of such Unconsolidated Entity shall be multiplied by the percentage of the Borrower's direct and indirect ownership interest in such Unconsolidated Entity.

     "Total Liabilities" shall mean, as of any date, all Indebtedness of the Borrower and its Consolidated Entities.

     "Unconsolidated Entity" shall mean any Person (a) with respect to which the Borrower owns directly or indirectly twenty percent (20%) or more of the voting securities or voting equity or partnership interests, and (b) which is not consolidated with the Borrower on the financial statements of the Borrower, and shall, as of the Agreement Date, include those Persons set forth on Schedule 4 attached hereto.

     Each definition of an agreement in this Article 1 shall include such agreement as modified, amended, or supplemented from time to time with the prior written consent of the Majority Banks, except as provided in Section
10.12 hereof, and except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of Georgia on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

     All accounting terms used herein without definition shall be used as defined under GAAP. All references to financial information and results of the Borrower shall be determined on a consolidated basis with the Borrower's Consolidated Entities.


            ARTICLE 2 - Loans and Letters of Credit.

     Section 2.1Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Banks agree, severally in accordance with their respective Commitment Ratios, and not jointly, to extend credit to the Borrower in an aggregate principal amount not to exceed $100,000,000 as provided below:

          (a) The Loans. Subject to the terms and conditions of this Agreement, the Banks agree, severally in accordance with their Commitment Ratios, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrower, prior to the Maturity Date, amounts which in the aggregate at any one time outstanding do not exceed the Available Commitment. Advances hereunder may be repaid and reborrowed from time to time on a revolving basis.

          (b) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower pursuant to Section 2.9 hereof in an aggregate amount for the Borrower not to exceed the Available Letter of Credit Commitment.

          (c) Use of Proceeds. The Administrative Agent, the Banks, and the Borrower agree that the proceeds of the Loans shall be used for general corporate purposes.

     Section 2.2Manner of Borrowing and Disbursement.

          (a) Advances. The Borrower shall give the Administrative Agent irrevocable written notice for Advances not later than 4:00 p.m. (Eastern time) on the day immediately preceding the date of the requested Advance in the form of a Request for Advance, or notice by telephone or telecopy followed immediately by a Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Bank by telephone or telecopy of the contents thereof. The Banks may, in their sole discretion, fund a Request for Advance on the date received if such Request for Advance is received prior to 10:00 a.m. (Eastern time) on such date. Each Advance hereunder shall be in principal amounts of not less than $100,000 and in integral multiples of $100,000. The Borrower acknowledges and agrees that the Administrative Agent may from time to time with notice to the Borrower impose reasonable restrictions on the monthly volume of Advances permitted hereunder.

          (b) Notification of Banks. Upon receipt of a Request for Advance or notice by telephone or telecopy, the Administrative Agent shall promptly notify each Bank by telephone or telecopy of the contents thereof and the amount of such Bank's portion of the applicable Advance. Each Bank shall, not later than 12:00 noon (Eastern time) on the date specified in such notice, make available to the Administrative Agent at the Administrative Agent's Office, or at such account as the Administrative Agent shall designate, the amount of its portion of the applicable Advance in immediately available funds.

          (c) Disbursement. Prior to 2:00 p.m. (Eastern time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in this Section 2.2 and in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Banks in immediately available funds by (i) transferring the amounts so made available by wire transfer pursuant to the instructions of the Borrower, or (ii) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent or an affiliate of the Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Advance that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Advance, and so long as notice has been given as provided in Section 2.2 hereof, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, without any obligation hereunder to do so, make available to the Borrower on such date a corresponding amount.
If and to the extent such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent for the first two (2) days that such amount is not repaid, at the Overnight Federal Funds Rate, and, thereafter, at the Overnight Federal Funds Rate plus four percent (4%). If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's portion of the applicable Advance for purposes of this Agreement. If such Bank does not repay such corresponding amount immediately upon the Administrative Agent's demand therefor, the Administrative Agent shall notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative
Agent, together with all interest accrued thereonand on the same terms and conditions that would have applied to such Advance had such Bank funded its portion thereof. The failure of any Bank to fund its portion of any Advance shall not relieve any other Bank of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Bank shall be responsible for any such failure of any other Bank. In the event that, at any time when the Borrower is not in Default, a Bank for any reason fails or refuses to fund its portion of an Advance, then,until such time as such Bank has funded its portion of such Advance, or all other Banks have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Bank shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) not be entitled to receive payments of principal, interest or fees from the Borrower in respect of such Advances which such Bank failed to make.

     Section 2.3Interest.

          (a) Generally. Interest shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed during each calendar month and shall be payable at a simple interest rate equal to the sum of (i) the Federal Funds Effective Rate and (ii) 0.85%, times the principal balance outstanding from time to time under the Notes for the number of days such principal amounts are outstanding during such calendar month. Interest then outstanding shall be due and payable in arrears on the twentieth (20th) day of each calendar month and on the Maturity Date.

          (b) Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Majority Banks shall have the option (but shall not be required to give prior notice thereof to the Borrower, to accelerate the maturity of the Loans, or to exercise any other rights or remedies hereunder in connection with the exercise of this right) to charge interest on the outstanding principal balance of the Loans at the Default Rate from the date of such Event of Default. Such interest shall be payable on the earlier of DEMAND or the maturity Date and shall accrue until the earlier of
(i) waiver or cure (to the satisfaction of the Majority Banks) of the applicable Event of Default, (ii) agreement by the Majority Banks to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

     Section 2.4Fees and Commissions.

          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the benefit of the Banks, in accordance with their respective Commitment Ratios, a commitment fee for each calendar quarter
(i) for the period commencing on October 1, 1994 and ending on September 30, 1995, on the difference between (X) the highest sum of the outstanding principal amount of the Loans to, and the Letter of Credit Obligations of, the Borrower for such calendar quarter period commencing on the Agreement Date and ending onthe date preceding the payment date for such fee, and (Y) the average daily sum of the outstanding principal amount of the Loans to, and Letter of Credit Obligations of, the Borrower during such calendar quarter, and (ii) for all quarterly periods thereafter, on the difference between the Commitment and the Average Daily sum of the outstanding Loans to, and the Letter of Credit Obligations of, the Borrower for each day during the applicable period, in each case at the rate of one-eighth of one percent (1/8%) per annum; provided, however, that any commitment fee for any quarter during the period commencing on October 1, 1994, and ending on September 30, 1995 shall in no event be less than $5,000. Such commitment fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding quarter, commencing on January 1, 1995 (for the period from October 1, 1994 through
December 31, 1994), and continuing on the first day of each successive calendar quarter, and shall be fully earned when due and non-refundable when paid.

          (b) Letter of Credit Commission. The Borrower shall pay to the Administrative Agent for the benefit of the Banks, in accordance with their respective Commitment Ratios, a commission on the stated amount of any outstanding Letters of Credit from the date of issuance through the expiration date of each such Letter of Credit at a rate of three-quarters of one percent (3/4%) per annum, which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in advance on the date of issuance of such Letter of Credit and on the first day of each calendar quarter commencing on October 1, 1994, and continuing on the first day of each successive calendar quarter, and shall be fully earned when due and non-refundable when paid.

     Section 2.5Repayment.

     (a) Loans Exceeding Commitment. If, at any time, the amount of the Loans then outstanding shall exceed the Available Commitment, the Borrower shall make a repayment of the principal amount of the Loans in an amount equal to such excess.

     (b) Issuance of Securities. If, at any time, after the occurrence and during the continuation of an Event of Default, the Borrower shall issue additional equity or similar securities, the Borrower shall make a repayment of the principal amount of the Loans in an amount equal to the net cash proceeds received by the Borrower in connection therewith. Repayments under this Section 2.5(b) shall permanently reduce the Commitment by a corresponding amount.

     (c) Asset Sales. The Borrower shall also repay the outstanding principal of the Loans on the date of any single sale of improved, income producing real property by an amount equal to one hundred percent (100%) of the net cash proceeds of such sale; provided, however no such repayment shall be required with respect to sales, the net cash proceeds of which do not exceed $12,500,000. Repayments under this Section 2.5(c) shall, unless otherwise approved, in the sole discretion of the Banks permanently reduce the Commitment by an amount equal to such repayment.

     (d) Maturity. In addition to the foregoing, a final payment of all Obligations then outstanding shall be due and payable on the Maturity Date.

     Section 2.6Notes; Loan Accounts.

          (a) The Loans shall be repayable in accordance with the terms and provisions set forth herein, and shall be evidenced by the Notes. One of the Notes shall be payable to the order of each Bank in accordance with the respective Commitment Ratio of the Bank. The Notes shall be issued by the Borrower to each of the Banks and shall be duly executed and delivered by Authorized Signatories.

          (b) Each Bank may open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon and a letter of credit account with respect to its obligations pursuant to Letters of Credit. Each Bank which opens such accounts shall debit the applicable loan account for the principal amount of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on the Loans. The records of each Bank with respect to the accounts maintained by it shall be prima facie evidence of the Loans and Letter of Credit Obligations and accrued interest thereon, but the failure to maintain such records shall not impair the obligation of the Borrower to repay Indebtedness hereunder.

          (c) Each Advance from the Banks under this Agreement shall be made pro rata on the basis of their respective Commitment Ratios.

     Section 2.7Manner of Payment.

          (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on its Loans, fees, and any other amount owed to the Banks or the Administrative Agent under this Agreement, the Notes, or the other Loan Documents shall be made not later than 1:00 p.m. (Eastern time) on the date specified for payment under this Agreement or such other Loan Document to the Administrative Agent to an account designated by the Administrative Agent, for the account of the Banks or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 12:00 noon (Eastern time) shall be deemed received on the next Business Day for purposes of interest accrual. In the case of a payment for the account of a Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Bank. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Banks accordingly and the Administrative Agent shall not be obligated to make any distributions under this Section 2.7.

          (b) If any payment under this Agreement or any of the Notes shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

          (c) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under the Notes and Letter of Credit Obligations without set-off or counterclaim or any deduction whatsoever.

     Section 2.8Application of Payments. Payments made to the Administrative Agent or the Banks, or any of them, or otherwise received by the Administrative Agent or the Banks, or any of them (from realization on collateral for the Obligations or otherwise), shall be distributed
(subject to Section 2.2(c) hereof) as follows: First, to the costs and expenses, if any, incurred by the Administrative Agent or the Banks, or any of them, to the extentpermitted by Section 10.2 hereof in the collection of such amounts under this Agreement or any of the other Loan Documents, including, without limitation, any reasonable costs incurred in connection with the sale or disposition of any collateral for the Obligations; Second, pro rata among the Administrative Agent, the Issuing Bank and the Banks based on the total amount of fees then due and payable hereunder or under any other Loan Document and to any other fees and commissions then due and payable by the Borrower to the Banks, the Issuing Bank and the Administrative Agent under this Agreement or any Loan Document; Third, to any unpaid interest of the Borrower which may have accrued on the Loans, pro rata among the Banks based on the outstanding principal amount of the Loans of the Borrower outstanding immediately prior to such payment; Fourth, pro rata among the Banks based on the outstanding principal amount of the Loans of the Borrower outstanding immediately prior to such payment, to any unpaid principal of the Loans of the Borrower;
Fifth, to any other obligations not otherwise referred to in this
Section 2.8 until all such Obligations are paid in full; Sixth, to damages incurred by the Administrative Agent, the Issuing Bank or the Banks, or any of them, by reason of any breach hereof or of any other Loan Documents;
and Seventh, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law. If any Bank shall obtain any payment (whether involuntary or otherwise) on account of the Loans made by it in excess of its ratable share of the Loans then outstanding and such Bank's share of any expenses, fees and other items due and payable to it hereunder, such Bank shall forthwith purchase aparticipation in the Loans from the other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably based on theCommitment Ratios with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permittedby law, exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation so long as the Borrower's Obligations are not increased.

     Section 2.9Letters of Credit.

          (a) Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Banks, and in reliance on the agreements of the Banks set forth in subsection (d) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Available
Letter of Credit Commitment; provided, however, that the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forthin Section 3.3 hereof have been satisfied, and shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Commitment would be less than zero; and provided further, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed the Available Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in U.S.
dollars (with the exception of any Letter of Credit issued to replace the Existing Letter of Credit for the benefit of CREC, which may be in Deutsche Marks), and (2) expire no later than 360 days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal). Each Letter of Credit shall besubject to the Uniform Customs and Practices for Documentary Credits and, to the extent not inconsistent therewith, the laws of the State of Georgia. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. If a Letter of Credit provides that it is automatically renewable unless notice is given by the Issuing Bank that it will not be renewed, the Issuing Bank shall not be bound to give a notice of non-renewal unless directed to do so by the Majority Banks at least thirty (30) days prior to the date on which such notice of non-renewal is required to be delivered to the beneficiary of the applicable Letter of Credit pursuant to the terms thereof. The Borrower hereby agrees that upon the Maturity Date (whether by reason of acceleration or otherwise) atthe request of the Administrative Agent the Borrower shall deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, and the Borrower hereby grants to the Administrative
Agent (for itself andon behalf of the Issuing Bank) a security interest in all such cash. Upon receipt of the cash collateral referred to in the preceding sentence, the obligations of the Banks under this Section 2.9 shall cease. The terms hereof shall govern the reimbursement obligation of the Borrower.

          (b) The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing
Bank, not later than 12:00 noon (Eastern time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.3 hereof, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. TheIssuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. The Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

          (c)  At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Bank, by telephone or telecopy, of the amount of the draw and, in the case of each Bank, such Bank's portion of such draw amount as
calculated in accordance with its Commitment Ratio.   The Issuing Bank may
maintain in accordance with its usual practice a record of account evidencing the Indebtedness of the Borrower resulting from each drawing under a Letter of Credit. In any legal action or proceeding in respect of this Agreement, the entries made in such record shallbe conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded. Failure of the Issuing Bank to maintain any such record shall not excuse the Borrower from the obligation to pay such Indebtedness. The Issuing Bank agrees to give the Borrower reasonable notice of its receipt of a draw request in connection with any Letter of Credit; provided, however, that the failure to provide such notice shall not excuse the Borrower from the obligation to pay any Indebtedness resulting from such draw.

          (d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under a Letter of Credit issued at the Borrower's request. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Banks, and the Banks hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 hereof with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in
Article 3 hereof with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit prior to the occurrence of an event described in clauses (g) or (h) of Section 8.1 hereof, to make an Advance to the Borrower on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Bank shall pay its share of such Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(c) hereof and its Commitment
Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default
(other than with respect to an event described in clauses (g) or (h) of Section 8.1 hereof) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 hereof shall have occurred, then each Bank shall, automatically upon the occurrence of any such event and without any action on the partof the Issuing Bank, the Borrower, the Administrative Agent or the Banks, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such Bank's Commitment Ratio, and each Bank shall, notwithstanding such Event of Default, upon a drawing under any Letter of Credit, immediately pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Bank's participation (and the Issuing Bank shall deliver tosuch Bank a loan participation certificate dated the date of the occurrence ofsuch event and in the amount of such Bank's Commitment Ratio). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(c) hereof. The obligation of each Bank to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.9 shall be absolute and unconditional and no Bank shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Banks. Any overdue amounts payable by the Banks to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, for the first two (2) days of such non-payment, at the Overnight Federal Funds Rate, and, thereafter, at the Overnight Federal Funds Rate plus four percent (4%).

          (e) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Banks for Letter of Credit Advances made to reimburse the Issuing Bank fordraws under any Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

            (i)  Any lack of validity or enforceability of any Loan Document;

            (ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

          (iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

           (iv) The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Bank (other than the defense of payment to such Bank in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction;

            (v) Any statement or any other documents presented under any Leter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank;

           (vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

          (vii) Any breach of any agreement between such Borrower and any beneficiary or transferee of any Letter of Credit;

         (viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

           (ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

            (x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank, provided that the same shall not have constituted the gross negligence or willful misconduct of the Issuing Bank;

           (xi) Any other circumstances arising from causes beyond the control of the Issuing Bank;

          (xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

         (xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or wilful misconduct of the Issuing Bank or any Bank.

          (f) Each Bank shall be responsible for its pro rata share (based on such Bank's Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower's or any guarantor's obligations to reimburse or otherwise. In the event the Borrower shall fail topay such expenses of the Issuing Bank within ten (10) days after demand for payment by the Issuing Bank, each Bank shall thereupon pay to the Issuing Bank its pro rata share (based on such Bank's Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Bank's notice to the Banks of the Borrower's failure to pay; provided, however, that if the Borrower or any guarantor shall thereafter pay such expense, the Issuing Bank will repay to each Bank the amounts received from such Bank hereunder. The Borrower hereby acknowledges and agrees with, and hereby irrevocably requests and the Banks hereby severally agree subject to compliance with the terms and conditions hereof (other than as provided in Article 2 with respect to the amounts of and the timing of requests for Advances hereunder and Article 3 hereof with respect to conditions precedent to Advances hereunder) to make an Advance to the Borrower for reimbursement of expenses under this Section 2.9(f).

          (g) The Borrower agrees that each Advance by the Banks to reimburse the Issuing Bank for draws under any Letter of Credit or for expenses as provided in Section 2.9(f) hereof, shall, for all purposes hereunder, be deemed to be an Advance under the Commitment to the Borrower and shall be payable and bear interest in accordance with all other Loans to the Borrower.

          (h) The Borrower will indemnify and hold harmless the Administrative Agent, the Issuing Bank and each other Bank and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees, but excluding taxes) which may be imposed on, incurred by or asserted against the Administrative Agent, the Issuing Bank or any such other Bank in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to the Administrative Agent, the Issuing Bank or any such Bank for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Bank, as the case may be. This Section 2.9(h) shall survive termination of this Agreement.


                ARTICLE 3 - Conditions Precedent.

     Section 3.1Conditions Precedent to Initial Advance. The obligation of the Banks to undertake the Commitment and to make the initial Advance hereunder is subject to the prior fulfillment of each of the following conditions:

          (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Banks:

            (i) the loan certificate of the Borrower, including a certificate of incumbency with respect to the signature of each Authorized Signatory, which loan certificate shall be in substantially the form of Exhibit G attached hereto, together with appropriate attach-ments thereto, which shall include without limitation the following items: (A) a true, complete and correct copy of the Articles of Incorporation and By-Laws, and (B) a copy of the resolutions of the Borrower authorizing the Borrower with respect to the borrowing hereunder and the execution, delivery and performance by the Borrower of the Loan Agreement and the other Loan Documents in accordance with their respective terms and of any other documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby;

           (ii)  duly executed Notes;

          (iii)  duly executed Assignment of Partnership Interests;

           (iv) duly executed Consolidated Entity Guaranties from those Consolidated Entities of the Borrower set forth on Schedule 5 attached hereto;

            (v) the opinion of counsel to the Borrower addressed to each Bank, the Issuing Bank and the Administrative Agent substantially in the form of Exhibit H attached hereto;

           (vi) the duly executed Request for Advance for the initial Advance of the Loans;

          (vii) audited financial statements for the Borrower for the calendar year ended December 31, 1993 and the unaudited financial statements for the Borrower for the quarter ended March 31, 1994;

         (viii) duly executed UCC financing statements required to be filed in connection with the perfection of the security interest granted under the Assignment of Partnership Interests; and

           (ix) payment in full of an origination fee to each Bank in the amount of $5,000, which fee shall be fully earned when due and non-refundable when paid.

          (b) All of the representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects, both before and after giving effect to the application of the proceeds of the initial Advance.

     Section 3.2Conditions Precedent to Each Advance. The obligation of each Bank to make each Advance, including the initial Advance (but excluding Advances to reimburse the Issuing Bank) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

          (a) All of the representations and warranties of the Borrower uder this Agreement, which, in accordance with Section 4.2 hereof, are made at and as of the time of the Advance, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of the Advance;

          (b) The incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 3.1(a) hereof or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Banks;

          (c) There shall not exist, on the date of the making of the Advance and after giving effect thereto, a Default or an Event of Default hereunder and, the Administrative Agent shall have received a Request for Advance so certifying; and

          (d) The Administrative Agent and each of the Banks shall have received all such other certificates, reports, statements, opinions of counsel or other documents as any of them may reasonably request.

     Section 3.3Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Bank to issue each Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

          (a) All of the representations and warranties of the Borrower under this Agreement, which, in accordance with Section 4.2 hereof, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct at such time, both before and after giving effect to the issuance of such Letter of Credit;

          (b) The incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Borrower delivered pursuant to Section 3.1(a) hereof or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Banks;

          (c) There shall not exist, on the date of the issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default hereunder and, the Administrative Agent shall have received a Request for Issuance of a Letter of Credit so certifying; and

          (d) The Administrative Agent, the Issuing Bank and each of the Banks shall have received all such other certificates, reports, statements, opinions of counsel or other documents as any of them may reasonably request.


           ARTICLE 4 - Representations and Warranties.

     Section 4.1Representations and Warranties. The Borrower hereby agrees, represents, and warrants that:

          (a)  Organization; Power; Qualification.

            (i) The Borrower is a corporation duly organized and validly existing under the laws of the State of Georgia. The Borrower has the power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and authorized to do business, in each jurisdiction in which such qualification is necessary in view of the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations, the lack of which, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

           (ii) Each Consolidated Entity and Unconsolidated Entity of the Borrower is a corporation or partnership duly organized and validly existing under the laws of its state of formation. Each Consolidated Entity and Unconsolidated Entity of the Borrower has the power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and authorized to do business, in each jurisdiction in which such qualification is necessary in view of the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations, the lack of which, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

          (b) Authorization; Enforceability. Each of the Borrower and each of its Consolidated Entities has the partnership or corporate power and has taken all necessary partnership or corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower, and is, and the Notes, when issued for value received will be, and each of the other Loan Documents to which the Borrower is a party is, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to limitations on enforceability under bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equity principles.

          (c) Consolidated Entities. As of the Agreement Date, the Borrower has the Consolidated Entities and Unconsolidated Entities set forth on Schedules 4 and 6 attached hereto.

          (d) Compliance with Laws, etc., of Agreement, Other Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) result in a breach of, or constitute a default under the articles of incorporation, by-laws or partnership agreement, as the case may be, or under any indenture, agreement, or other instrument to which the Borrower or any of its Consolidated Entities or Unconsolidated Entities is a party or by which they or any of their properties may be bound, or (iii) result in or require the creation or imposition of anyLien upon or with respect to any property now owned or hereafter acquired bythe Borrower except Permitted Liens; except where such violations, breaches or defaults, if any, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

          (e) Necessary Authorizations. No approval or consent of, or filing or registration with, any federal, state or local commission or other regulatory authority is required in connection with the execution, delivery and performance by the Borrower or any of its Consolidated Entities or Unconsolidated Entities of this Agreement, the Notes, and the other Loan Documents to which it is a party (other than the filing of this Agreement and the Loan Documents with the Securities and Exchange Commission). All such described action required to be taken as a condition to the execution and delivery of this Agreement, the Notes and other Loan Documents to which the Borrower or any of its Consolidated Entities or Unconsolidated Entities is a party has been duly taken by all such commissions and authorities or other Persons, as the case may be, and all such action required to be taken as a condition to the initial Advance hereunder has been or will be duly taken prior to such initial Advance.

          (f) Title to Properties. Each of the Borrower and its Consolidated Entities has good, marketable, and legal title to, or a valid leasehold interest in, all of their respective material tangible properties and assets free and clear of all Liens, except Permitted Liens.

          (g) Collective Bargaining. There are no collective bargaining agreements between the Borrower or any of its Consolidated Entities and any trade or labor union or other employee collective bargaining agent.

          (h) Taxes. All federal, state, and other tax returns of the Borrower and each of its Consolidated Entities required by law to be filed have been duly filed, and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Consolidated Entities and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any such tax payment(i) of which the Borrower or its Consolidated Entity, as the case may be, is contesting in good faith by appropriate proceedings, (ii) for which adequate reserves have been provided on the books of the Borrower or any of its Consolidated Entities, and (iii) as to which neither any Lien other than a Permitted Lien has attached nor any foreclosure, distraint, sale, orsimilar proceedings have been commenced. The charges, accruals, and reserves on the books of the Borrower and each of its Consolidated Entities in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

          (i) Financial Statements. The Borrower has furnished, or caused to be furnished, to the Banks audited financial statements for the Borrower and its Consolidated Entities which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower as at December 31, 1993, and the results of operations for the periods then ended. Except as disclosed in such financial statements, the Borrower had no material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower which have not heretofore been disclosed in writing to the Banks.

          (j) No Adverse Change. Since December 31, 1993, there has occurred no event which would have a Materially Adverse Effect.

          (k) Investments and Guaranties. The Borrower has not made material (i) investments in, or advances to, any Person, except as reflected in the financial statements referred to in Section 4.1(i) above or disclosed to the Banks on or prior to the Agreement Date and from time to time thereafter in financial statements delivered pursuant to
Article 6 hereof, or (ii) guaranties of the obligations of any Person, except (A) as disclosed to and approved by the Banks in writing, (B) for guaranties which singly do not exceed $500,000,and (C) the guaranties permitted under Sections 7.6(a) through (e) and Sections
7.6(g) through (i) hereof.

          (l) Liabilities, Litigation, etc. Except for liabilities incurred in the normal course of business, neither the Borrower nor any of its Consolidated Entities has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 4.1(i) above. There is no materiallitigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Consolidated Entities or any of its or their properties which involves the possibility of any judgment or liability not fully covered by insurance.

          (m) ERISA. Each of the Borrower and its ERISA Affiliates and each of their respective Plans are in substantial compliance with ERISA and the Code and neither the Borrower nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. The Borrower and each of its ERISA Affiliates have complied with all requirements of ERISA Sections 601 through 608 and Code Section 4980B in all material respects. The Borrower has not incurredany material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) due under the plan upon termination. No Reportable Event has occurred and is continuing with respect to any Plan. No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code)which would subject the Borrower or any ERISA Affiliate to a material penalty or tax on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code.
Neither the Borrower nor any of its ERISA Affiliates is a participant in or is obligated to make any payment to a Multiemployer Plan.

          (n) Patents, Trademarks, etc. The Borrower and each of its Consolidated Entities owns, possesses or has the right to use all licenses and rights to all patents, trademarks, trademark rights, trade names, trade name rights, service marks, and copyrights, and rights with respect thereto, necessary to conduct its business in all material respects as now conducted, without known conflict with any patent, trademark, trade name, service mark, license or copyright of any other Person, and in each case, with respect to patents, trademarks, trademark rights, trade names, trade name and copyrights and licenses with respect thereto owned by the Borrower or its Consolidated Entities, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option. All such licenses and rights with respect to patents, trademarks, trademark rights, trade names, trade name rights, service marks and copyrights are in full force and effect, and to the extent applicable, the Borrower and its Consolidated Entities are in full compliance in all material respects with all of the provisions thereof. No such patent, trademark, trademark rights, trade names, trade name rights, service marks, copyrights or licenses is subject to any pending or, to the best of the Borrower's knowledge, threatened attack or revocation. Neither the Borrower nor any of its Consolidated Entities owns any registered copyrights or patents and the Borrower's business is not subject to any license (other than general business licenses and permits).

          (o) Compliance with Law; Absence of Default. The Borrower and each of its Consolidated Entities is in compliance with all Applicable Laws and with all of the applicable provisions of the articles of incorporation, by-laws or partnership agreement, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or (ii) a default by the Borrower or any of its Consolidated Entities under any other indenture, agreement, or other instrument, or any judgment, decree, or order to which the Borrower or any of its Consolidated Entities is a party or by which the Borrower or any of its Consolidated Entities or any of its or their properties may be bound, which default could reasonably be considered to have a Materially Adverse Effect.

          (p) Casualties; Taking of Properties, etc. Since the date of the most recent financial statements provided to the Administrative Agent and the Banks by the Borrower, neither the business nor the properties of the Borrower have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy which are not subject to a claim for reimbursement of insurance.

          (q) Accuracy and Completeness of Information. None of the financial statements or any written statements delivered to the Administrative Agent or the Banks pursuant to this Agreement contains, as at the date of delivery thereof, any untrue statement of material fact nor do such financial statements, and such written statements, taken as a whole, omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (r) Compliance with Regulations G, U, and X. Neither the Borrower nor any of its Consolidated Entities is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and the Borrower does not own or presently intend to acquire, any "margin security" or "margin stock" as defined in Regulations G, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock").
None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations G, U, and X. Neither the Borrower nor any bank acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by a Bank, the Borrower will furnish such Bank with (i) a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G and U of said Board of Governors and
(ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to such Bank. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation G, U, or X of said Board of Governors.

          (s) Solvency. The Borrower and each of its Consolidated Entities is, and after giving effect to the transactions contemplated hereby and by the Loan Documents will be, Solvent.

          (t) Broker's or Finder's Commissions. No broker's or finder's fee or commission will be payable with respect to the issuance of the Notes, and no other similar fees or commissions will be payable by the Borrower for any other services rendered to the Borrower ancillary to the transactions contemplated herein.

          (u) Qualification as a REIT. The Borrower is, and after giving effect to the transactions contemplated herein will be, qualified as a REIT.

          (v) Name of Borrower. The Borrower has not changed its name within the preceding five (5) years from the Agreement Date, nor has the Borrower transacted business under any other name or tradename during the preceding five (5) years from the Agreement Date.

          (w) Investment Company Act. Neither the Borrower nor any of its Consolidated Entities is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of the Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

          (x) Environmental Matters. To the best of the Borrower's knowledge, upon due inquiry and investigation completed by the Borrower, and except as would not, individually or in the aggregate, have a Materially Adverse Effect:

            (i) The Property does not contain, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to liability under Environmental Laws.

           (ii) The Borrower is in compliance with all applicable Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the financial condition of the Borrower.

          (iii) The Borrower has not received from any Governmental Authority any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is the borrower aware that any Governmental Authority is contemplating delivering to the Borrower of any such notice.
     There has been no pending or threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of the Properties, except to the extent that remedial action has been taken in accordance with Applicable Law prior to the Agreement Date.

           (iv) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws, nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.

            (v) The Borrower is not a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

           (vi) There has been no release or threat of release of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Borrower, in violation of Environmental Laws or in amounts that could give rise to liability under Environmental Laws, except to the extent that remedial action has been taken in accordance with Applicable Law prior to the Agreement Date.

     Section 4.2Survival of Representations and Warranties, etc.   All
representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms hereof and to the extent subsequently inapplicable. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Banks and the Administrative Agent, any investigation or inquiry by any Bank or the Administrative Agent, or the making of any Advance under this Agreement.


                 ARTICLE 5 - General Covenants.

     So long as any of the Obligations is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Banks shall otherwise consent in writing:

     Section 5.1Preservation of Existence and Similar Matters. The Borrower will, and will cause each of its Consolidated Entities and Unconsolidated Entities to, (i) preserve and maintain their respective existence, rights, licenses, and privileges in their respective jurisdictions of formation and
(ii) qualify and remain qualified and authorized to do business in each jurisdiction in which such qualification is necessary in view of the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except for qualifications and authorizations, the lack of which, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

     Section 5.2Compliance with Applicable Law. The Borrower will comply, and will cause each of its Consolidated Entities and Unconsolidated Entities to comply, with the requirements of all Applicable Law, the non-compliance of which could have a Materially Adverse Effect.

     Section 5.3Maintenance of Properties. The Borrower will maintain, and will cause each of its Consolidated Entities and Unconsolidated Entities to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition all properties necessary in their respective businesses (whether owned or held under lease).

     Section 5.4Accounting Methods and Financial Records. The Borrower will maintain, and will cause each of its Consolidated Entities and Unconsolidated Entities to maintain, a system of accounting established and administered in accordance with GAAP, and will keep and cause each of its Consolidated Entities and Unconsolidated Entities to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

     Section 5.5Insurance. The Borrower will and will cause each of its Consolidated Entities and Unconsolidated Entities to:

          (a) Maintain insurance on its assets and properties and on its operations including, but not limited to, public liability, business interruption and fidelity coverage insurance, from responsible insurance companies in such amounts and against such risks as shall be customary for similar businesses. The Borrower shall at all times maintain insurance coverage comparable to that in place on the Agreement Date, taking into account the growth of the Borrower's business and operations after the Agreement Date.

          (b) Keep the CSC Property insured by insurers on terms and in a manner reasonably acceptable to the Majority Banks against loss or damage by fire, loss of rents, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, in amounts reasonably satisfactory to the Majority Banks, all premiums thereon to be paid by the Borrower, or CSC, as applicable.

     Section 5.6Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Consolidated Entities and Unconsolidated Entities to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon them or upon their respective incomes or profits or upon any properties belonging to them prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, might become a Lien other than a Permitted Lien upon any of their respective properties; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax,assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement.

     Section 5.7Visits and Inspections. The Borrower will permit, and will cause each of its Consolidated Entities and Unconsolidated Entities to permit, representatives of the Administrative Agent and each Bank to (a) visit and inspect the properties of the Borrower and each of its Consolidated Entities and Unconsolidated Entities during normal business hours subject to the rights of tenants of such properties, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers its businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Consolidated Entities and Unconsolidated Entities.

     Section 5.8Payment of Indebtedness. The Borrower will pay, and will cause each of its Consolidated Entities and Unconsolidated Entities to pay, subject to any provisions therein regarding subordination, any and all of their respective Indebtedness when and as the same becomes due, other than Indebtedness the non-payment of which will not have a Materially Adverse Effect, and which the Person obligated thereon is contesting in good faith and has established adequate reserves on its books and records.

     Section 5.9Use of Proceeds. The Borrower will use the proceeds of the Loans for any purposes not in violation of the terms and conditions of this Agreement.

     Section 5.10ERISA. The Borrower shall (a) notify the Banks as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any such Plan which the Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and (b) furnish to the Banks, promptly upon the Banks' request therefor, such additional information concerning any such Plan as may be reasonably requested by the Banks.

     Section 5.11Further Assurances. The Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of the Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any at or failure to act by the Borrower or any of its Consolidated Entities or any employee or officer thereof. The Borrower at its expense will promptly execute and deliver to the Administrative Agent and the Banks, or cause to be executed and delivered to the Administrative Agent and the Banks,all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

     Section 5.12Broker's Claims. The Borrower hereby indemnifies and agrees to hold the Administrative Agent and each of the Banks harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by the Administrative Agent and each of the Banks in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arisingfrom or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein and arising out of any act or agreement of the Borrower, any Consolidated
Entity or any Unconsolidated Entity.


               ARTICLE 6 - Information Covenants.

     So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Banks shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to each Bank and to the Administrative Agent at their respective offices:

     Section 6.1Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each quarter in each calendar year, except the last quarter in each calendar year, the balance sheet of the Borrower and it Consolidated Entities as at the end of such quarter, and the related statement of income and cash flows for the elapsed portion of the year ended with the last day of such quarter, all of which shall be on a consolidated basiswith the Borrower's Consolidated Entities, and certified by an Authorized Signatory of the Borrower to, in his or her opinion, present fairly, in accordance with GAAP, the financial position of the Borrower and its Consolidated Entities, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments.

     Section 6.2Annual Financial Statements and Information; Certificate of No Default.

          (a) Within one hundred twenty (120) days after the end of each calendar year, the audited balance sheets of the Borrower and its Consolidated Entities, as at the end of such calendar year, all of which shall be on a consolidated basis with the Borrower and the Borrower's Consolidated Entities, and the related audited statements of income and retained earnings and related audited statements of cash flows for such calendar year, which financial statements shall set forth in comparative form such figures as at the end of and for the previous calendar year, and shall be accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing selected by the Borrower, together with a statement of such accountants certifying that no Default or Event of Default, including, without limitation, any Default under Sections 7.8, 7.9, 7.10, 7.11 and 7.12 hereof was detected during the examination of the Borrower, and that such accountants have authorized the Borrower to deliver such financial statements and opinion thereon to the Administrative Agent and the Banks pursuant to this Agreement.

          (b) Within one hundred twenty (120) days after the end of each calendar year, the audited balance sheets of each of Wildwood Associates and CSC Associates, L.P., and the unaudited consolidating balance sheets and income statements of the Borrower and its other Consolidated Entities.

     Section 6.3Performance Certificates. Within forty-five (45) days after the last day of each quarter in each calendar year, a certificate of an Authorized Signatory of the Borrower in form and substance satisfactory to the Majority Banks:

          (a) Setting forth as at the end of such quarter or calendar year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of Sections 7.8, 7.9, 7.10, 7.11 and 7.12 hereof; and

          (b) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Event of Default.

     Section 6.4Copies of Other Reports.

          (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower by its independent public accountants regarding the Borrower or any of its Consolidated Entities, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 6.2 hereof.

          (b) Promptly after the preparation of the same, copies of all material reports or financial information filed with any governmental agency, department, bureau, division or other governmental authority or regulatory body (including, without limitation, the Securities and Exchange Commission) or evidencing facts or containing information which could have a Materially Adverse Effect.

          (c) From time to time and promptly upon each request, such data, certificates, reports, statements, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations of the Borrower or any of its Consolidated Entities as the Administrative Agent, upon request of the Majority Banks, may reasonably request.

          (d) Promptly upon request therefor, such information as may be reasonably requested pertaining to the CSC Property, including annual rent rolls and quarterly operating statements.

     Section 6.5Notice of Litigation and Other Matters. Prompt notice of the following events as to which the Borrower has received notice or otherwise become aware thereof:

          (a) The commencement of all material proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator (i) against or,
(ii) to the extent known to theBorrower, in any other way relating adversely and directly to the Borrower, any of its Consolidated Entities or any Unconsolidated Entities, or any of their respective properties, assets, or businesses, or which calls intoquestion the validity of this Agreement or any other Loan Document, except where the adverse outcome of such proceeding or investigation is not likely to have a Materially Adverse Effect;

          (b) Any material adverse change with respect to the business, assets, liabilities, financial position, or results of operations of the Borrower, any of its Consolidated Entities or any Unconsolidated Entities, other than changes in the ordinary course of business which have not had and are not likely to have a Materially Adverse Effect;

          (c) Any Default or default by the Borrower under any agreement (other than this Agreement) to which the Borrower, any of its Consolidated Entities or any Unconsolidated Entities is party or by any of their respective properties is bound which is likely to have a Materially Adverse Effect or the occurrence of any other event which could have a Materially Adverse Effect,giving in each case the details thereof and specifying the action proposed to be taken with respect thereto; and

          (d) The occurrence of any Reportable Event or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower or any of its ERISA Affiliates or the institution or threatened institution by the Pension Benefit Guaranty Corporation of proceedings under ERISA to terminate or to partially terminate any such Plan or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the Trustee of any such Plan with respect to such Plan.

          (e) The occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(x) of this Agreement.


                 ARTICLE 7 - Negative Covenants.

     So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Banks shall otherwise give their prior consent in writing:

      Section 7.1Indebtedness of the Borrower. The Borrower shall not create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except (which in each case shall be subject to compliance with Section 7.8 hereofboth before and after giving effect to such Indebtedness):

          (a) Indebtedness under this Agreement, the Notes and the other Loan Documents;


          (b) Trade accounts payable, accrued expenses, customer advance payments, contractual obligations to suppliers, customers, tenants and contractors incurred in the ordinary course of business, and other current liabilities (other than Indebtedness for Money Borrowed) incurred in the ordinary course of business;

          (c)  Indebtedness secured by Permitted Liens;

          (d) Indebtedness not to exceed $150,000,000 of Wildwood Associates inclusive of the Indebtedness permitted under Section 7.1(e) hereof;

          (e) Indebtedness of Wildwood Associates to Wachovia Bank of Georgia, N.A. (or another financial institution in substitution therefor) not to exceed $50,000,000 outstanding at any time;

          (f) Indebtedness of CSC in a principal amount not to exceed $5,000,000 outstanding at any time;

          (g) Indebtedness secured by the cash surrender value of key-man life insurance policies not to exceed $500,000 outstanding in the aggregate at any time;

          (h) Indebtedness incurred by Norfolk Hotel Associates in an aggregate principal amount not to exceed $9,500,000 outstanding at any time;

          (i) Indebtedness to the Massell interests not to exceed $443,000 in the aggregate outstanding from time to time; and

          (j) Indebtedness of any of the Consolidated Entities, Unconsolidated Entities or the Borrower to any of the foregoing Persons.

     Section 7.2Investments. The Borrower shall not and shall not permit any any of its Consolidated Entities or Unconsolidated Entities to, make any loan, advance, or otherwise acquire evidences of Indebtedness, capital stock or other securities of any Person, except that such Persons (a) may make investments in and loans and advances to and otherwise acquire evidences of Indebtedness ofthe Borrower and its Consolidated Entities and Unconsolidated Entities, (b) may purchase or otherwise acquire or own Indebtedness for Money Borrowed secured by real property having a value equal to or greater than the purchase price of such Indebtedness on the acquisition date, (c) may purchase or otherwise acquire or own up to $5,000,000 of other investments, loans, advances and evidences of Indebtedness outstanding from time to time, and (d) may acquire the capital stock or other securities of any Person engaged in a business similar to that of the Borrower and its Consolidated Entities. Notwithstanding the foregoing, in addition to the $5,000,000 limitation in clause 7.2(c), the Borrower may make investments of its working capital and other reserves (A) in such investments as the Borrower deems appropriate having maturities not to exceed ninety (90) consecutive days, and
(B) in money market mutual funds.

     Section 7.3Limitation on Liens. The Borrower shall not create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens, and shall not covenant or agree, or permit any of its Consolidated Entities or Unconsolidated Entities to covenant or agree, with any third party that it will not create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist any Lien on any of its material assets or properties other than Permitted Liens or in connection with the Indebtedness described in Section 7.1(e) hereof.

     Section 7.4Amendment and Waiver. The Borrower shall not, without the prior written consent of the Majority Banks, enter into any material amendment of, or agree to or accept any material waiver of its by-laws or articles of incorporation, which would adversely affect the rights of the Administrative Agent and the Banks under this Agreement or any other Loan Document.

     Section 7.5Liquidation; Disposition or Acquisition of Assets. The Borrower shall not, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to, at any time except for dispositions by Consolidated Entities or Unconsolidated Entities of their respective businesses, assets or rights to the Borrower or another Consolidated Entity or Unconsolidated Entity, (i) liquidate or dissolve itself (or suffer any liquidation or dissolution, including, without limitation, the announcement or adoption of any plan of dissolution) or otherwise wind up, or (ii) enter into any merger or consolidation
(other than a merger or consolidation having the Borrower, the Unconsolidated Entity or the Consolidated Entity, as the case may be, as the surviving entity).

     Section 7.6Limitation on Guaranties. The Borrower shall not, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to, at any time Guaranty, or assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) obligations under any Loan Document, (b) obligations under agreements to indemnify Persons who have issued bid or performance bonds or letters of credit issued in lieu of such bonds in the ordinary course of business of such Person securing performance by such Person of activities otherwise permissible hereunder and only on behalf of the Borrower, its Consolidated Entities or the Unconsolidated Entities,
(c) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, (d) guaranties with respect to environmental matters on any Property, (e) recourse Indebtedness permitted hereunder, (f) guaranties of completion or performance obligations not to exceed $20,000,000 in the aggregate (without giving effect to any such guaranties which singly do not exceed $500,000) outstanding at any time, (g) obligations of the Borrower, its Consolidated Entities or Unconsolidated Entities, as a general partner of a partnership with respect to primary obligations of such partnership which under this Agreement, (h) guaranties existing as of the Agreement Date, and (i) guaranties in favor of the Borrower, an Unconsolidated Entity or a Consolidated Entity.

     Section 7.7Restricted Payments and Purchases. The Borrower shall not, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, except that (a) the Borrower's Consolidated Entities and Unconsolidated Entities may make Restricted Payments to the Borrower, (b) theBorrower's Consolidated Entities and Unconsolidated Entities may make distributions to any partner or shareholder of such Person as permitted by Applicable Law and the articles of incorporation and by-laws or partnership agreement of such Person, so long as such Person makes a contemporaneous distribution to the Borrower, its Consolidated Entities, or its Unconsolidated Entities, as the case may be, and (c) so long as there does not exist at such time and would not be caused thereby, an Event of Default (i) under Section8.1(b) of this Agreement, or
(ii) any other Event of Default which has not been cured or waived by the Banks for a period of ninety (90) days from the date that the Borrower knew or should have known of such Event of Default, the Borrower may pay dividends and make distributions to its shareholders and make Restricted Purchases.

     Section 7.8Total Debt to Total Assets Ratio. The Borrower shall not permit at any time Total Debt to exceed forty percent (40%) of Total Assets. For purposes hereof, Total Assets of Unconsolidated Entities shall be, at the Borrower's option, based upon (a) the most recent annual financial statements delivered to the Banks or (b) the most recent quarterly financial statements certified as correct by the Chief Financial Officer of the Borrower. In the case of (a), the Chief Financial Officer shall certify that there has been no material reduction in Total Assets of Unconsolidated Entities since the date of the most recent annual financial statements delivered to the Banks pursuant to Section 6.2 hereof.

     Section 7.9Leverage Ratio. The Borrower shall not permit at any time Total Liabilities to be greater than sixty-five percent (65%) of Stockholders' Investment.

     Section 7.10Minimum Stockholders' Investment. The Borrower shall at all times maintain a Stockholders' Investment of not less than $250,000,000.

     Section 7.11Net Income. The Borrower shall not (a) have a net loss for any fiscal quarter which is equal to or greater than $1,000,000, (b) have a Net Income for any two (2) consecutive fiscal quarters which is less than zero (0), or (c) have a Net Income for any fiscal year which is less than zero (0).

     Section 7.12Interest Coverage Ratio. The Borrower shall for each fiscal quarter and fiscal year maintain a ratio of (a) the sum of (i) Consolidated Funds from Operations plus (ii) Interest Expense to (b) the sum of (i) Interest Expense and (ii) Interest Capitalized, of not less than 3.00 to 1.

     Section 7.13Affiliate Transactions. Except for agreements which are direct cost or direct revenue pass through in nature, the Borrower shall not, and shall not permit any of its Consolidated Entities or Unconsolidated Entities to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its assets to any Affiliate, on terms less advantageous than would be the case if such transaction had been effected with a non-Affiliate.

     Section 7.14ERISA Liabilities. The Borrower shall not, and shall not permit any ERISA Affiliate to, fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of its Plans would be less than an amount sufficient to provide all accrued benefits payable under such Plans, shall make the maximum deductible contributions allowable under the Code. The Borrower shall not, and shall not permit any ERISA Affiliate to, become a participant in any Multiemployer Plan.


                      ARTICLE 8 - Default.

     Section 8.1Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

          (a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made;

          (b) The Borrower shall default, after receipt of notice from the Administrative Agent, in the payment of any principal, interest or fees payable hereunder or under the Notes, or any of them, or under the other Loan Documents; provided, however, that the Administrative Agent shall not be required to provide more than two (2) such notices in any calendar year, and any default in the payment of any principal, interest or fees payable hereunder or under the Notes, or any of them, or under the other Loan Documents after the Second (2nd) such notice in any calendar year shall be an automatic Event of Default hereunder;

          (c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 or Article 7 hereof;

          (d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such Default shall not be cured to the Majority Banks' satisfaction within a period of thirty (30) days from the date the Borrower becomes aware of the occurrence of such default;

          (e) There shall occur any Default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in Section 8.1 of this Agreement), which shall not be cured to the Majority Banks' satisfaction within the applicable cure period, if any, provided for in such Loan Document or thirty (30) days from the date the Borrower becomes aware of the breach or Default if no cure period is provided in such Loan Document;

          (f) Any Person (together with Affiliates of such Person), other than Thomas G. Cousins (together with his heirs and administrators and any other devisees under his will), shall have, directly or indirectly, a beneficial ownership of more than twenty-five percent (25%) of the voting equity interests or voting securities or the power to direct or cause the direction of the management and policies of the Borrower;

          (g) There shall be entered a decree or order for relief in respect of any of the Borrower, its Consolidated Entities or any Unconsolidated Entity under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any of the Borrower, any of itsConsolidated Entities or any Unconsolidated Entity, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of any of the Borrower, its Consolidated Entities or any Unconsolidated Entity, or an involuntary petition shall be filed against any of the Borrower, its Consolidated Entities or any Unconsolidated Entity, and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of thirty (30) consecutive days;

          (h) The Borrower, any of its Consolidated Entities or any Unconsolidated Entity shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or any of the Borrower, its Consolidated Entities or any Unconsolidated Entity shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of any of the Borrower, its Consolidated Entities or any Unconsolidated
Entity, or of any substantial part of their respective properties, or the Borrower, any of its Consolidated Entities or any Unconsolidated
Entity shall fail generally to pay their respective debts as they become due, or the Borrower, any of its Consolidated
Entities or any Unconsolidated Entity shall take any corporate or partnership action to authorize any such action;

          (i) A final judgment shall be entered by any court against the Borrower, any of its Consolidated Entities or any Unconsolidated Entity for the payment of money which exceeds $500,000, which judgment is not covered by insurance or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, any of its Consolidated Entities or any Unconsolidated Entity which, together with all other such property of the Borrower, its Consolidated Entities or any Unconsolidated Entity subject to other such process, exceeds in value $500,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

          (j) (i) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan; or (ii) a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan; or (iii) any of the Borrower and its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any Plan; or (iv) any Plan or trust created under any Plan of any of the Borrower and its ERISA Affiliates shall engage in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Borrower or any ERISA Affiliate to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or
Section 4975 of the Code; and by reason of any or all of the events described in clauses (i) through (iv), as applicable, the Borrower shall have waived (and/or is likely to incur) and/or incurred liability in excess of $1,000,000 in the aggregate;

          (k) There shall occur any default under any indenture, agreement, orinstrument evidencing Indebtedness for Money Borrowed in excess of $500,000 of the Borrower, any of its Consolidated Entities or any Unconsolidated Entity, which default is not cured or waived within any applicable cure, notice or notice and cure period and which default shall give the holder thereof the right to accelerate the obligations thereunder;

          (l) All or any portion of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to such Loan Document to be null and void, or a proceeding shall be commenced by any governmental authority involving a legitimate dispute or by the Borrower or any of its Consolidated Entities, having jurisdiction over the Borrower or any of its Consolidated
Entities, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Consolidated Entities shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

          (m) The Borrower shall at any time cease to be qualified as a REIT for any purpose under the Code;

          (n) (i) Thomas G. Cousins shall cease to be the Chairman of the Board of the Borrower and (ii) any three (3) of the following (or any successors thereto approved in writing by the Banks) shall cease to be actively involved in the management of the Borrower, its Consolidated Entities and its Unconsolidated Entities: Vipin L. Patel, George J. Berry, Tom G. Charlesworth, Daniel M. DuPree, John L. Murphy,
W. James Overton, William C.Smith, Peter A. Tartikoff and Roy L.
Wood, Jr., and in either case, the Borrower shall have failed to provide replacement management satisfactory to the Banks in their sole discretion within ninety (90) days from the occurrence thereof; or

          (o) There shall occur any event which has or is reasonably likely to have a Materially Adverse Effect.

     Section 8.2Remedies. If an Event of Default shall have occurred and shall be continuing:

          (a) With the exception of an Event of Default, specified in Sections 8.1(g) or (h), the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower
(i) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and/or (ii) terminate the Commitment and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent, the Banks and the Issuing Bank and grants to them a security interest in, all such cash as security for the Obligations.

          (b) Upon the occurrence of an Event of Default under Sections 8.1(g) and (h) hereof, the Commitment shall automatically terminate and such principal, interest (including without limitation, interest which would have accrued but for the commencement of a case or proceeding under the federal bankruptcy laws), Letter of Credit Obligations and other amounts payable under this Agreement or the Notes shall thereupon and concurrently therewith become due and payable, all without any action by the Administrative Agent, the Issuing Bank or the Banks or the holders of the Notes, and the Borrower shall thereupon forthwith deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, all without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the Notes to the contrary notwithstand-ing, and the Borrower hereby pledges to the Administrative Agent, the Banks and the Issuing Bank, and grants to the Administrative Agent, the Banks and the Issuing Bank a security interest in, all such cash as security for the Obligations.

          (c) The Administrative Agent, with the concurrence of the Majority Banks, shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.

          (d) The rights and remedies of the Administrative Agent, the Issuing Banks and the Banks hereunder shall be cumulative, and not exclusive.

          (e) In the event that the Administrative Agent establishes a cash collateral account as contemplated by this Section 8.2, the Administrative Agent shall invest all funds in such account in such Investments as the Administrative Agent in its sole and absolute discretion deems appropriate. The Borrower hereby acknowledges and agrees that any interest earned on such funds shall be retained by the Administrative Agent as additional collateral for the Obligations. Upon satisfaction in full of all Obligations, the Administrative Agent shall pay any amounts then held in such account to the Borrower.


              ARTICLE 9 - The Administrative Agent.

     Section 9.1Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Loans and in its Notes irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder as are delegated by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable to any Bank (or any transferee thereof) for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

     Section 9.2Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Bank for the negligence or misconduct of any agents or attorneys selected by it with reasonable care.

     Section 9.3Interest Holders. The Administrative Agent may treat each Bank, or the Person designated in the last notice filed with the Administrative Agent under this Section 9.3, as the holder of all of the interests of such Bank in its Loans and in its Notes until written notice of transfer, signed by such Bank (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such writtennotice of transfer, in form and substance satisfactory to the Administrative
Agent, shall have been filed with the Administrative Agent.

     Section 9.4Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Bank (or transferee thereof) for any action taken or suffered by it in good faith in reliance thereon.

     Section 9.5Documents. The Administrative Agent shall be under no duty toexamine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any Note, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

     Section 9.6Administrative Agent and Affiliates. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliates of, or Persons doing business with, the Borrower, as if it were not affiliated with the Administrative Agent and without any obligation to account to any Bank (or any transferee thereof) therefor.

     Section 9.7Responsibility of the Administrative Agent. The duties and obligations of the Administrative Agent under this Agreement are only those expressly set forth in this Agreement. The Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified by the Borrower, of such fact, or has been notified by a Bank that such Bank considers that a Default or an Event of Default has occurred and is continuing, and such Bank shall specify in detail the nature thereof in writing. The Administrative Agent shall not be liable hereunder to any Bank (or any transferee thereof) for any action taken or omitted to be taken except for its own gross negligence or willful misconduct.
The Administrative Agent shall provide each Bank with copies of such documents received from the Borrower as such Bank may reasonably request.

     Section 9.8Action by Administrative Agent.

          (a) Except for action requiring the approval of the Majority Banks, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Banks to exercise or refrain from exercising such rights or to take or refrain from taking such action, provided that the Administrative Agent shall not exercise any rights under Section 8.2(a) of this Agreement without the request of the Majority Banks. The Administrative Agent shall incur no liability to any Bank (or any transferee thereof) under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct.

          (b) The Administrative Agent shall not be liable to the Banks or to any Bank in acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Banks, and any action taken or failure to act pursuant to such instructions shall be binding on all Banks.

     Section 9.9Notice of Default or Event of Default. In the event that the administrative Agent or any Bank shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent or such Bank shall promptly notify the Banks and the Administrative Agent, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Banks shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Banks shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default or Event of Default within ten (10) days (or shorter period as set forth in such notice) after their receipt of the notice of any Default or Event of Default from the Administrative Agent, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8 hereof) as it deems in its discretion to be advisable for the protection of the Banks, except that, if the Majority Banks have instructed the Administrative Agent not to take such action or assert such right, in no event shall theAdministrative Agent act contrary to such instructions.

     Section 9.10Responsibility Disclaimed. The Administrative Agent shall be under no liability or responsibility whatsoever as Administrative Agent:

          (a) To the Borrower or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any Bank or Banks of any of its or their obligations under this Agreement;

          (b) To any Bank or Banks, as a consequence of any failure or delay in performance by, or any breach by, the Borrower or any other obligor of any of its obligations under this Agreement or the Notes or any other Loan Document; or

          (c) To any Bank or Banks for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, the Notes, any other Loan Document, or any other document contemplated by this Agreement.

     Section 9.11Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment Ratios, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and expenses of experts, agents, consultants, and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other
Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Bank shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent.
The provisions of this Section 9.11 shall survive the termination of this Agreement.

     Section 9.12Credit Decision. Each Bank represents and warrants to each other and to the Administrative Agent that:

          (a) In making its decision to enter into this Agreement and to make Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent; and

          (b) So long as any portion of the Loans or Letter of Credit Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

     Section 9.13Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent (which shall be any Bank or a commercial Issuing Bank organized under the laws of the United States of America or any political subdivision thereof which has a combined capital and reserves in excess of $250,000,000) as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time for cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be any Issuing Bank or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9.13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.


                   ARTICLE 10 - Miscellaneous.

     Section 10.1Notices.

          (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, designated as certified mail, return receipt requested, post-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service, or telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 10.1 All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

            (i)  If to the Borrower, to it at:

                 Prior to August 2, 1994:

                 Cousins Properties Incorporated
                 2500 Windy Ridge Parkway
                 Suite 1600
                 Marietta, Georgia  30067
                 Attn:  Chief Financial Officer
                 Telecopy No.:  (404) 955-0030

                 After August 2, 1994:

                 Cousins Properties Incorporated
                 2500 Windy Ridge Parkway
                 Suite 1600
                 Atlanta, Georgia  30339
                 Attn:  Chief Financial Officer
                 Telecopy No.:  (404) 955-0030

                 with a copy to:

                 John W. Griffin, Esq.
                 Troutman Sanders
                 600 Peachtree Street, N.E.
                 Suite 5200
                 Atlanta, Georgia  30308-2216
                 Telecopy No.:  (404) 885-3900

           (ii)  If to the Administrative Agent, to it at:

                 NationsBank of Georgia, N.A.
                 600 Peachtree Street, N.E.
                 Suite 600
                 Atlanta, Georgia  30308
                 Attn:  Gregory J. Wolkom
                 Telecopy No.:  (404) 607-4145

                 with a copy to:

                 Powell, Goldstein, Frazer & Murphy
                 191 Peachtree Street, N.E.
                 Suite 1600
                 Atlanta, Georgia  30303
                 Attn:
                 Telecopy No.: (404) 572-6999

          (iii)  If to the Banks, to them at:

                 NationsBank of Georgia, N.A.
                 600 Peachtree Street, N.E.
                 Suite 600
                 Atlanta, Georgia  30308
                 Attn:  Gregory J. Wolkom
                 Telecopy No.:  (404) 607-4145

                 Wachovia Bank of Georgia, N.A.
                 191 Peachtree Street, N.E.
                 30th Floor, Mail Code MCGA-1810
                 Atlanta, Georgia  30303
                 Attn:  Steven B. Wood
                 Telecopy No.:  (404) 332-4066


Copies shall be provided to persons other than parties hereto only in the case of notices under Article 8 hereof.

          (b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days' written notice of such change to the other parties. The Administrative
Agent may rely on the authority of any document delivered to it by any Bank and shall have no obligation to make a determination as to authenticity or authorization with respect to any Bank.

     Section 10.2Expenses.  The Borrower agrees to promptly pay:

          (a) All reasonable costs and out-of-pocket expenses of the Administrative Agent on the Agreement Date in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents executed on the Agreement Date, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the fees and disbursements of counsel for the Administrative Agent;

          (b) All reasonable costs and out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation of any waiver, amendment, or consent by the Banks relating to this Agreement or the other Loan Documents whether or not executed, including, but not limited to, the fees and disbursements of counsel for the Administrative Agent; and

          (c) All reasonable costs and out-of-pocket costs and expenses of collection if default is made in the payment of the Notes, which in each case shall include fees and out-of-pocket expenses of counsel for the Administrative Agent and the Banks, and the fees and out-of-pocket expenses of counsel and of any experts, agents, or consultants of the Administrative Agent and the Banks.

     Section 10.3Waivers. The rights and remedies of the Administrative Agent and the Banks under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Majority Banks, or the Banks in exercising any right shall operate as a waiver of such right. The Administrative Agent and the Banks expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Banks decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Banks shall not be deemed to constitute an undertaking by the Banks to fund any further requests for Advances or preclude the Banks from exercising any rights available to the Banks under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Banks or by the Majority Banks shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Banks at variance with the terms of the Agreement such as to require further notice by the Banks of the Banks' intent to require strict adherence to the terms of the Agreement in the future.

     Section 10.4Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, after the Maturity Date (whether by acceleration or otherwise), the Banks and any subsequent holder or holders of the Notes are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, toset-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by the Banks or such holder to or for the credit or the account of the Borrower, against and on account of the obligations and liabilities of the Borrower, to the Banks or such holder under this Agreement, the Notes, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, or any other Loan Document, irrespective of whether or not (a) the Banks or the holder of the Notes shall have made any demand hereunder or (b) the Banks shall have declared the principal of and interest on the Loans and Notes and other amounts due hereunder to be due and payable as permitted by Section 8.2 hereof and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any Bank or by any subsequent holder of the Notes shall be subject to the application of payments provisions of
Article 2 hereof. Upon direction by the Administrative Agent, with the consent of the Majority Banks, after the Maturity Date (whether by reason of acceleration or otherwise) each Bank holding deposits of the Borrower shall exercise its set-off rights as so directed.

     Section 10.5Assignment.

          (a) The Borrower may not assign or transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Bank. Except as provided in Section 10.5(b) hereof, no Bank may assign or transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of the Borrower, the Administrative Agent and the other Banks.

          (b) Each of the Banks may at any time (i) sell assignments of up to one hundred percent (100%) of its interest hereunder to only (A) one or more affiliates of suchBank, or (B) any Federal Reserve Bank as collateral security prsuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank (no such assignment shall relieve such Bank from its obligations hereunder), and (ii) enter into participations with respect to its interest hereunder and under the Loan Documents with one or more other banks or other Persons; provided, that the aggregate amount of all participations of such Bank hereunder shall be for not more than $25,000,000 and shall be subject to the following additional terms and conditions:

          (A) Any Person purchasing a participation of the Loans from any Bank shall be required to represent and warrant that its purchase shall not constitute a "prohibited transaction"
     (as defined in Section 4.1(n) hereof).

          (B)  No participation agreement shall confer any rights under this
     Agreement      or any other Loan Document to any purchaser thereof, or
     relieve any Bank from any of its obligations under this Agreement, and all actions hereunder shall be conducted as if no such participation had been granted; provided, however, that any participation agreement may confer on the participant the right to approve or disapprove changes in the interest rate and principal amount, fees and the Maturity Date for the Loans.

          (C) Each Bank agrees to provide the Administrative Agent and the Borrower with prompt written notice of any issuance of participations of its interests hereunder.

          (D) No participation hereunder or under the Notes shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law.

          (E) No such participation may be made to any bank or other financial institution (x) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has been appointed or (y) that has less than $10 billion in assets.

          (F) If applicable, each Bank shall, and shall cause each of its assignees to provide to the Administrative Agent on or prior to the Agreement Date or effective date of any assignment, as the case may be, an appropriate Internal Revenue Service form as required by Applicable Law supporting such Bank's position that no withholding by the Borrower or the Administrative Agent for U.S. income tax payable by the Bank in respect of amounts received by it hereunder is required. For purposes of this Agreement, an appropriate Internal Revenue Service form shall mean Form 1001 (Ownership Exemption or Reduced Rate Certificate of the U.S. Department of Treasury), or Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States), or any successor or related forms adopted by the relevant U.S. taxing authorities.

          (c) Except specifically set forth in Section 11.5(b) hereof, nothing in this Agreement or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under thisAgreement or the Notes.

     Section 10.6Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     Section 10.7Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of Georgia.

     Section 10.8Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.9Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

     Section 10.10Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or is inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

     Section 10.11Entire Agreement. Except as otherwise expressly provided herein, this Agreement the Notes, and the Loan Documents to which the Borrower is a party embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof.

     Section 10.12Amendment and Waiver. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Banks and, in the case of an amendment, also by the Borrower, except that in the event of
(a) any increase in the amount of such Bank's Commitment, (b) any decrease (other than pro rata) in the amount of the Commitment, (c) any change in the timing of, or reduction of the amount of, payments of principal, interest, and fees due hereunder, (d) any release or impairment of any collateral or any guaranty issued in favor of the Administrative Agent and the Banks with respect to the Agreement and the Loans, (e) any waiver of any Event of Default due to the failure by the Borrower to pay any sum due hereunder, or
(f) any amendment of this Section 10.12 or of the definition of Majority Banks, any amendment or waiver may be made only by an instrument in writing signed by each of the Banks and, in the case of an amendment, also by the Borrower.

     Section 10.13Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Bank to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other
Loan Documents.

     Section 10.14Confidentiality. The parties hereto shall preserve in a confidential manner all information received from any other party pursuant to the Loan Documents and the transactions contemplated thereunder, and shall not disclose such information except to those Persons with which a confidential relationship is maintained (including designated agents, legal counsel, accountants and regulators), or where required by law.


                    ARTICLE 11 - ARBITRATION.

     Section 11.1Mandatory Arbitration. Any controversy or claim between or among the parties hereto, including, but not limited to, those arising out of or relating to this Agreement, any Loan Document or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

          (a) Special Rules. The arbitration shall be conducted in the city of the Borrower's domicile on the Agreement Date and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

          (b) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or any other Loan Document; or (ii) be a waiver by the Administrative Agent, the Issuing Bank, the Banks, or any of them of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Administrative Agent, the Issuing Bank and the Banks or the Borrower
(A) to exercise self help remedies such as (but not limited to) setoff, or
(B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. The Administrative Agent on behalf of itself, the Issuing Bank and the Banks may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. At the Administrative Agent's option, foreclosure under a deed to secure debt or mortgage may be accomplished by any of the following: the exercise of a power of sale under the deed to secure debt or mortgage, or by judicial sale under the deed to secure debt or mortgage, or by judicial foreclosure. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any controversy or claim.





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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWER:           COUSINS PROPERTIES INCORPORATED, a
                    Georgia corporation

                    By: /s/ Peter A. Tartikoff
                       Title: Senior Vice President

                    Attest: /s/ Jack A. LaHue
                       Title: Assistant Secretary



ADMINISTRATIVE
AGENT:              NATIONSBANK OF GEORGIA, N.A.

                    By: /s/ Gregory J Wolkom
                         Its: Senior Vice President


BANKS:              NATIONSBANK OF GEORGIA, N.A.

                     By: /s/ Gregory J. Wolkom
                         Its: Senior Vice President



                    WACHOVIA BANK OF GEORGIA, N.A.

                    By: /s/ Steven B. Wood
                         Its: Vice President



ISSUING BANK:       NATIONSBANK OF GEORGIA, N.A.

                    By: /s/ Gregory J. Wolkom
                         Its: Senior Vice President